Exhibit 99.1

FOR IMMEDIATE RELEASE

SAEXPLORATION ANNOUNCES PRELIMINARY SIX-MONTH 2013 FINANCIAL RESULTS

CALGARY, AB – August 13, 2013 - SAExploration Holdings, Inc. (NASDAQ: SAEX, OTCBB: SAEXW)(“SAE”) today announced preliminary financial results for the six months ended June 30, 2013. Subject to the completion of its auditor’s review, SAE intends to report financial results for the three- and six- months ended June 30, 2013, and comparative periods, and file its associated Form 10-Q, on or before August 19, 2013.

SAE is working with its auditors to resolve questions associated with certain adjustments to direct operating expenses between Q1 2013 and Q2 2013. Although the review is not yet complete, SAE believes that any impact on results for the six-months ended June 30, 2013 will be immaterial. These adjustments, however, may decrease Q1 2013 direct operating expenses by up to $1.3 million and increase Q2 2013 direct operating expenses by approximately $1.7 million.

SAE provided the following results and anticipated ranges of results for the six-month period ended June 30, 2013 (“1H 2013”):

•	Revenues for 1H 2013 totaled $127.1 million, a 6.6% decrease from $136.2 million in the six-month period ended June 30, 2012 (“1H 2012”). Revenue in 1H 2012 was positively impacted due to a contract in North America that contained an unusually high level of third-party revenue that is not typical of our operations in other geographies.

•	Gross profit is expected to range between $30.3 million and $30.7 million, or 23.8% to 24.1% of revenues, compared to gross profit of $27.9 million, or 20.5% of revenue, in 1H 2012.

•	Operating income for 1H 2013 is expected to be between $17.0 million and $17.4 million compared to $15.2 million in 1H 2012.

•	Interest expense is expected to be $7.8 million in 1H 2013 compared to $0.8 million in 1H 2012.

•	Net income for 1H 2013 should range between $6.0 million and $6.4 million compared to net income of $12.8 million in 1H 2012.

•	At June 30, 2013, cash and cash equivalents totaled $28.5 million and long-term debt was $97.7 million.

Brian Beatty, CEO and President of SAE, commented, “We are working closely with our auditors to resolve this matter as soon as practicable. It is important to note our underlying business and optimism for 2013 and beyond remain unchanged. We ended Q2 2013 with a very healthy backlog of $285 million, up from $200.8 million at the end of Q1 2013. Our success at winning bids from customers has remained very strong, as evidenced by the announcement of $123.6 million of new contracts during Q2 2013 for projects in South America, North America, and Southeast Asia. We expect the majority of these projects will begin in Q3 2013 and continue through Q1 2014.”

He concluded, “We are currently involved in projects in various stages within the U.S., Canada, Colombia, Peru, and Malaysia. Each of these projects requires a level of logistics complexity that fits within our specialized niche, and we are seeing increasing customer interest and activity within these regions. We have a history of success in these areas, long-standing relationships with oversight authorities and local communities, and a strong quality, health, safety, and environmental record which will continue to deliver value to our customers.”

Conference Call

Management will conduct a conference call at 10:00 AM ET on Wednesday, August 14th to discuss these results and related matters. Interested parties may participate in the call by dialing (877) 423-9820 (Domestic) or (201) 493-6749 (International). The conference call will also be broadcast live via the Investor Information sector of SAE's website at www.saexploration.com. To listen to the live call, please go to the website at least 15 minutes early to register, download and install any necessary audio software. If you are unable to listen live, the conference call will be archived on the website for approximately 90 days.

About SAExploration Holdings, Inc.

SAE is a holding company of various subsidiaries which cumulatively form a geographically diversified seismic data acquisition company. SAE provides a full range of 2D, 3D and 4D seismic data services to its clients, including surveying, program design, logistical support, data acquisition, processing, camp services, catering, environmental assessment and community relations. SAE services its multinational client base from offices in Canada, Alaska, Peru, Columbia, Bolivia, Papua New Guinea, New Zealand and Brazil. SAE’s website is www.saexploration.com.

The information in SAE’s website is not, and shall not be deemed to be, a part of this notice or incorporated in filings SAE makes with the Securities and Exchange Commission.

Forward Looking Statements

This press release includes certain forward-looking statements, including statements regarding future financial performance, future growth and future acquisitions. These statements are based on SAE managements’ current expectations or beliefs and are subject to uncertainty and changes in circumstances. Actual results may vary materially from those expressed or implied by the statements herein due to changes in economic, business, competitive and/or regulatory factors, and other risks and uncertainties affecting the operation of SAE’s business. These risks, uncertainties and contingencies include: fluctuations in the levels of exploration and development activity in the oil and gas industry; the volatility of oil and natural gas prices; dependence upon energy industry spending; disruptions in the global economy; global factors including political and military uncertainties; industry competition; delays, reductions or cancellations of service contracts; high fixed costs of operations; operational disruptions and external factors affecting our crews such as weather interruptions and inability to obtain land access rights of way; reduced utilization; whether it enters into turnkey or term contracts; crew productivity; limited number of customers; credit risk related to its customers; the availability of capital resources; ability to retain key executives; currency fluctuations; court decisions and regulatory rulings; passage of new, or interpretation of existing, environmental laws and regulations; and other factors set forth in SAE’s filings with the Securities and Exchange Commission. The information set forth herein should be read in light of such risks. SAE is not under any obligation to, and expressly disclaims any obligation to, update or alter its forward-looking statements, whether as a result of new information, future events, changes in assumptions or otherwise.

Contacts:

SAExploration Holdings, Inc.	The Equity Group Inc.
Brent Whiteley	Devin Sullivan
Chief Financial Officer and General Counsel	Senior Vice President
713-816-6392	212-836-9608
bwhiteley@saexploration.com	dsullivan@equityny.com

Thomas Mei, Associate
212-836-9614
tmei@equityny.com